Exhibit 10.13

June 30, 2020

Bo Meissner

Via Email

Re: Offer of Employment

Dear Bo,

It is my great pleasure to extend you an offer of employment with Vital Farms, Inc. (the “Company”) at its Austin, Texas location, beginning on July 24, 2020. Our success has been built on providing the highest quality, ethically produced food, full transparency about our farms and standards, top-shelf service to our customers and care for our crew. We feel your experience, skill set, passion and energy are a fantastic fit. We have a great thing going and want you to help us to the next level and beyond.

Your initial position will be Executive Vice President, Finance, reporting into the Chief Executive Officer and performing such duties as are normally associated with these positions and such duties as are assigned to you from time to time. You will work remotely from your residence in San Antonio until such time as mutually agreed to by you and the Company. This is a full-time position. As an exempt salaried employee, you will devote substantially all of your business time and attention to the business of the Company and will not be eligible for overtime compensation. The Company anticipates that effective January 1, 2021, you will assume the position of Chief Financial Officer.

Your initial base salary will be at the rate of $12,307.69 bi-weekly, which equates to $320,000 on an annualized basis, payable in accordance with the Company’s standard payroll practices and subject to applicable deductions and withholdings.

You will also be eligible to participate in the 401(k) plan maintained by the Company, which currently provides for a bi-weekly employer contribution equal to 3% of your earnings (subject to IRS employer contribution limits), as well as a $40 per month cell-phone reimbursement and $40 per month internet reimbursement (while working from home) in accordance with the Company’s policies on expense reimbursement. As a leader in our company, you are eligible for time off under our management time off policy and will not be subject to the standard PTO limits. You will be entrusted to manage your work and time off in accordance with such policy and the business and operational needs of the Company.

Additionally, you will be eligible to earn a discretionary annual bonus (the “Annual Bonus”) at an annual target amount of 60% of your base salary. Whether any Annual Bonus is awarded will be based upon the Company's assessment of your performance and the Company’s attainment of goals as set by the Board of Directors in its sole discretion. Following the close of each fiscal year, the Company will determine in its sole discretion whether it will award you an Annual Bonus and the amount of any such Annual Bonus. No amount of the Annual Bonus is guaranteed, and in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. The Annual Bonus, if any, will be paid on an annual basis, less applicable payroll deductions and withholdings, as soon as practicable after the end of the calendar year for which it was earned, but in no event will it be paid later than March 15 of the year following the fiscal year for which it was earned. Notwithstanding the foregoing, for fiscal year 2020, provided you remain employed in good standing through the end of the year, you will be entitled to an Annual Bonus, in an amount as determined by the Board of Directors based on goals set by the Board of Directors, provided such amount shall be no less than 90% and no more than 100% of 60% of your base salary, prorated for the period of time you were employed during 2020. With the exception of fiscal year 2020, no partial or prorated bonuses will be provided.

Subject to the approval of the Company’s Board of Directors (or authorized committee), you will be provided with an Option to purchase 162,511 shares of the Company’s common stock, subject to any stock splits or other capitalization adjustments (the “Option”). The Option will be granted contingent and effective upon the execution of the underwriting agreement pursuant to which the Company’s common stock is priced in an underwritten registered initial public offering (the “IPO”), provided you have commenced employment as of such date, with an exercise price per share equal to the initial price per share that the Company’s common stock is first sold to the public in connection with the IPO. Notwithstanding the foregoing, if the IPO does not occur on or before September 30, 2020, the Option will be granted to you as soon as the Company’s Board of Directors determines practicable, with an exercise price per share equal to the fair market value of the Company’s common stock at the time of such grant based on receipt of an independent valuation of the Company’s common stock. In any event, the Option will vest in five equal annual installments, measured from your start date with the Company, and subject to your continued service with the Company. The Option will be subject to the terms and conditions applicable to options granted under the Company’s equity incentive plan then in effect and applicable option agreement.

Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. An overview of our current benefit plans will be provided.

As set forth above, your employment with the Company will at all times be “at will” which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

This offer is contingent on your satisfying the eligibility requirements for employment in the United States and upon your completion of background screening, including reference checks, to the satisfaction of the Company in its sole discretion. As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement (to be provided under separate cover), which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Proprietary Information and Inventions Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust rate of pay, salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

This is an exciting time for our business and for our industry. We are confident that your talents and abilities will be a fantastic addition to the Vital Farms crew! This offer of employment will expire if not accepted on or before July 7, 2020. Please indicate your acceptance of this offer by signing below and returning along with the executed Proprietary Information and Inventions Agreement.

Sincerely,

Vital Farms, Inc.

/s/Russell Diez-Canseco

Name:	Russell Diez-Canseco
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/Bo Meissner
Bo Meissner

Date:	7/1/2020